Exhibit 5.1
June 19, 2013

AEGIS CAPITAL CORP.
As Representative of the several Underwriters
c/o AEGIS CAPITAL CORP.
810 Seventh Avenue, 18th Floor
New York, New York 10019

Re:           Public Offering of 4,628,750 Shares of Common Stock of Echo Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel for Echo Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of 4,628,750 shares (the “Shares”) of Common Stock, $0.01 par value, of the Company (the “Common Stock”), pursuant to the Underwriting Agreement, dated June 13, 2013 (the “Underwriting Agreement”), between the Company and Aegis Capital Corp., as representative of the several underwriters named on Schedule C to the Underwriting Agreement (the “Underwriters”).

We are providing this letter pursuant to Section 6(d) of the Underwriting Agreement.  Terms defined in the Underwriting Agreement are used as therein defined, unless otherwise defined herein.

In connection with this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the amended and restated certificate of incorporation of the Company, as amended, (ii) the by-laws of the Company, (iii) the Underwriting Agreement, (iv) the registration statement on Form S-3 (Reg. No. 333-175938) (the “Shelf Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on August 1, 2011, as amended on October 18, 2011 and declared effective by the Commission on October 28, 2011, (v) the prospectus dated October 28, 2011, filed by the Company with the Commission on December 14, 2011 pursuant to Rule 424(b)(3) promulgated under the Securities Act (the “Base Prospectus”), (vi) the preliminary prospectus supplement of the Company, dated June 7, 2013, including the accompanying Base Prospectus, which was filed by the Company on June 7, 2013 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Preliminary Prospectus Supplement”), (vii) the “General Disclosure Package” as of the Applicable Time (which, for purposes of this letter, includes only the Preliminary Prospectus Supplement and the documents listed on Schedule I hereto), (viii) the final prospectus supplement, dated June 13, 2013, of the Company, including the accompanying Base Prospectus, which was filed by the Company with the Commission on June 14, 2013 pursuant to Rule 424(b)(2) promulgated under the Securities Act (the “Prospectus”), and (ix) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.  As used herein, the term “Registration Statement” means the Shelf Registration Statement, as of its most recent effective date, including the information deemed at such time to be included in the part of the Shelf Registration Statement relating to the Shares pursuant to Rule 430B(f)(2) under the Securities Act.  References to the Preliminary Prospectus Supplement and the Prospectus shall be deemed to include the documents incorporated by reference therein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed that the Underwriting Agreement constitutes a valid and binding obligation of each party thereto other than the Company.

As to any facts that are material to the opinions hereinafter expressed, we have relied without investigation upon the representations of the Company contained in the Underwriting Agreement and upon certificates of officers of the Company.

In rendering the opinions set forth herein, whenever a statement or opinion herein is qualified by “to our knowledge,” “known to us” or by words of similar import, it is intended to indicate that, during the course of our representation of the Company in the subject transaction, no information has come to the attention of those lawyers in our firm who have rendered legal services in connection with the preparation of the Registration Statement that gives us actual knowledge of the inaccuracy of such statement or opinion.  Except as specifically set forth herein, we have not undertaken any independent investigation to determine the accuracy of facts material to any such statement or opinion, and no inference as to such statement or opinion should be drawn from the fact of our representation of the Company.  In making judgments in respect of matters of materiality, we have, to the extent we deemed appropriate, relied upon management and other representatives of the Company in assessing the possible impact of such items upon the Company.

Based upon and subject to the foregoing and to the limitations and qualifications described below, we are of the opinion that:

1.
The Company is a corporation validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus, to execute and deliver the Underwriting Agreement, and to issue, sell and deliver the Shares as contemplated by the Underwriting Agreement.

2.
Sontra Medical, Inc. (“Sontra Medical”) is a corporation validly existing and in good standing under the laws of the jurisdiction of incorporation, with the requisite corporation power and authority to own, lease and operate its respective properties and to conduct its respective business as described in the Registration Statement and the Prospectus.

3.	The Company and Sontra Medical, a wholly-owned subsidiary of the Company, are duly qualified to do business in Pennsylvania and Massachusetts.

4.	The Underwriting Agreement has been duly authorized, executed and delivered by the Company. The Underwriting Agreement is a valid and binding obligation of the Company.

5.
The Shares have been duly authorized by the Company and, when issued and sold by the Company, and delivered by the Company to, and paid for by, the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable and, except as set forth in the Prospectus, free of any statutory preemptive rights or other rights to subscribe for or purchase, or any restriction on the voting or transfer of, the Shares pursuant to the Company’s certificate of incorporation, by-laws or any agreement or instrument identified on Schedule II hereto.

6.
The statements set forth under the caption “Description of our Capital Stock” in the Registration Statement, the General Disclosure Package, the Preliminary Prospectus Supplement and the Prospectus, insofar as such statements purport to summarize certain provisions of the amended and restated certificate of incorporation and by-laws of the Company, provide a fair summary of such provisions in all material respects.

7.
The Registration Statement has become effective under the Securities Act and, to our knowledge, no stop order suspending its effectiveness has been issued by the Commission nor, to our knowledge, is a proceeding for that purpose pending before or contemplated by the Commission.  Any required filing of the Prospectus pursuant to Rule 424 under the Securities Act has been made in the manner and within the time period required by such Rule 424.

8.
No consent, authorization, approval or order of or filing with any federal or state governmental or regulatory commission, board, body, authority or agency is required to be obtained or made by the Company in connection with the consummation by the Company of the issuance and sale of the Shares pursuant to the Underwriting Agreement, other than such as previously have been obtained or made, including, without limitation, registration of the Shares under the Securities Act and of the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or as may be required under the NASDAQ Capital Market or the rules and regulations of the Financial Industry Regulatory Authority; provided, however, that we express no opinion as to state securities or blue sky laws or foreign securities laws of the various jurisdictions in which the Shares are being offered by the Underwriters.

9.
The execution and delivery of the Underwriting Agreement by the Company do not, and the performance by the Company of its obligations thereunder will not (a) result in a violation of the amended and restated certificate of incorporation or by-laws of the Company, (b) breach or result in a default under any provision of any agreement or instrument identified on Schedule II hereto; (c) result in a violation of the Delaware General Corporation Law or any U.S. Federal or Commonwealth of Pennsylvania law, rule or regulation generally applicable to the type of transaction contemplated by the Underwriting Agreement, or (d) to our knowledge, result in a violation of any decree, judgment or order to which the Company is a named party, except in the case of paragraphs (c) and (d) for such violations that individually or in the aggregate could not be reasonably be expected to have a Material Adverse Effect, and except further that we express no opinion in this paragraph regarding any federal securities laws, any state securities or “Blue Sky” laws.

10.
To our knowledge, there are no indentures, contracts, leases, mortgages, deeds of trust, note agreements, loan or other agreements or instruments of a character that are required to be filed as exhibits to the Registration Statement, which have not been so filed, summarized, or described as required.

11.
To our knowledge, there is no pending or threatened action, suit, investigation or proceeding before or by any United States or state court, government agency or authority against the Company or Sontra Medical that are required to be described in the Registration Statement and the Prospectus and that are not so described as required.

12.	The Company is not and, after giving effect to the offering and sale of the Shares, will not be, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

13.
To our knowledge, except as described in the Registration Statement, the General Disclosure Package or the Prospectus, no person is entitled to require the Company to register shares of capital stock or other securities of the Company under the Securities Act in connection with the offering contemplated by the Registration Statement.

14.	The Shares have been approved for listing on the NASDAQ Capital Market upon official notice of issuance.

Our opinions expressed above are subject to the following limitations, exceptions, qualifications and assumptions.

A. For purposes of our opinions in paragraphs 1, 2  and 3 above as to the valid existence, qualification to do business as a foreign corporation and good standing of the Company and Sontra Medical, we have relied solely upon good standing or similar certificates issued by appropriate authorities in the subject jurisdictions.

B. For purposes of our opinion in paragraph 8 above, we have relied solely upon (i) the effectiveness order posted by the Commission on its Electronic Data Gathering and Retrieval System (“EDGAR”) indicating that as of 3:00 PM, Washington, D.C. time on October 28, 2011, the Registration Statement had been declared effective, (ii) telephonic confirmations from the staff of the Commission on February 6, 2013, to the effect that no stop order suspending the effectiveness of the Registration Statement had been issued as of the time of such telephonic confirmation, and (iii) a confirmation of filing received from EDGAR dated February 4, 2013 with respect to the filing of the Prospectus pursuant to Rule 424(b).

C. For purposes of the opinions set forth herein we have relied on officer’s certificate(s), the amended and restated certificate of incorporation, and minute books and stock records relating to meetings and written actions of the Board of Directors and stockholders of the Company.  The Company has represented to us that the records and documents made available to us are complete and accurate and constitute all of the Company’s records and documents with respect to the issuance of shares of its capital stock, options, warrants, conversion privileges or other rights to purchase shares of its capital stock.

D. The opinions expressed in this letter, including our review of the Material Agreements, are limited to the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.  Furthermore, we express no opinion on any matter covered by (i) the “blue sky” or securities laws of any state, (ii) laws, rules or regulations applicable to (1) patents, copyrights, trademarks and other proprietary rights and licenses or (2) the United States Food and Drug Administration, or (3) health care regulatory matters or health care reimbursement.

E. In our examination of laws, rules and regulations for purposes of this opinion, our review was limited to those laws, rules and regulations that, in our experience, are generally known to be applicable to transactions of the type covered by the Underwriting Agreement.

F. We have assumed the conformity of the documents filed with the Commission via Electronic Data Gathering and Retrieval System (“EDGAR”), except for required EDGAR formatting changes and exhibits filed in interactive data format, to physical copies of the documents delivered to, or prepared by, the Company and submitted for our examination.

This letter is effective only as of the date hereof.  We do not assume responsibility for updating this letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

This letter is furnished by us solely for the benefit of the Underwriters in connection with the transactions contemplated by the Underwriting Agreement and may not be relied upon by the Underwriters for any other purpose, nor may it be furnished to or relied upon by any other person or entity for any purpose whatsoever; provided, however, that Wells Fargo Bank, N.A. may rely upon this letter solely in its role as transfer agent to the Company.  This letter is not to be quoted in whole or in part or otherwise referred to or used, nor is it to be filed with any governmental agency or any other person, without our express written consent.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

SCHEDULE I

General Disclosure Package

None.

SCHEDULE II

Agreements and Instruments

1.	Loan Agreement between the Company and Platinum-Montaur Life Sciences, LLC dated August 31, 2012

2.	Promissory Note between the Company and Platinum-Montaur Life Sciences, LLC dated August 31, 2012

3.	Default Security Agreement between the Company, Sontra Medical and Platinum-Montaur Life Sciences, LLC dated August 31, 2012

4.	Revenue Security Agreement between the Company, Sontra Medical and Platinum-Montaur Life Sciences, LLC dated August 31, 2012

5.	Guaranty Agreement between Sontra Medical and Platinum-Montaur Life Sciences, LLC dated August 31, 2012

6.	License Agreement by and between the Company and Ferndale Pharma Group, Inc. dated as of May 27, 2009

7.	License Agreement by and between the Company and Handok Pharmaceuticals Co., Ltd. dated as of June 15, 2009